                                                          EXHIBIT 99 -- (d)(vii)

May 7, 2007

Evelyn Dilsaver
President and Chief Executive Officer
Schwab Investments
101 Montgomery Street
San Francisco, CA 94104

Re:   Schwab Tax-Free YieldPlus Fund TM -- Investor Share Class
      Schwab California Tax-Free YieldPlus Fund TM -- Investor Share Class Schwab Long-Term Tax-Free Bond Fund TM
      Schwab California Long-Term Tax-Free Bond Fund TM

Dear Ms. Dilsaver:

Effective May 7, 2007, this letter will confirm our agreement to limit the net operating expenses of the following funds as noted in the table below.

FUND                                                  NET OPERATING   GUARANTEED
                                                      EXPENSE LIMIT   THROUGH
Schwab Tax-Free YieldPlus Fund -- Investor Shares     49 bps          8/5/07
Schwab California Tax-Free YieldPlus Fund --
Investor Shares                                       49 bps          8/5/07
Schwab Long-Term Tax-Free Bond Fund                   49 bps          *
Schwab California Long-Term Tax-Free Bond Fund        49 bps          *

*We have agreed to permanently limit these net operating expenses.

Effective August 6, 2007, this will confirm our agreement with the Schwab California Tax-Free YieldPlus Fund and the Schwab Tax-Free YieldPlus Fund (the Investor Share Class and Select Share Class will be combined) to limit the net operating expenses as noted below.

FUND                                                  NET OPERATING   GUARANTEED
                                                      EXPENSE LIMIT   THROUGH
Schwab California Tax-Free YieldPlus Fund             49 bps          *
Schwab Tax-Free YieldPlus Fund                        49 bps          *

*We have agreed to permanently limit these net operating expenses.

This letter agreement will be filed with the Securities and Exchange Commission as part of the fund's next amendment to its registration statement, currently anticipated to be filed on or about November 15, 2007.

Sincerely,

/s/ George Pereira                              /s/ Carolyn Stewart
------------------------------                  ---------------------------------------
George Pereira                                  Carolyn Stewart
Senior Vice President and                       Vice President
Chief Financial Officer                         Product Strategy and Product Management
Charles Schwab Investment Management, Inc.      Charles Schwab & Co., Inc.

cc:
      Clinton, Michael
      Felton, Koji
      Gao, Zuogang
      Gergova, Mila
      Hand, Gregory
      Hafner, Jen
      Maddock, Keith
      Passaglia, Donna
      Pereira, George
      Pierce, Jim
      Schantz, Steve